Exhibit 19

Corning Incorporated

Insider Trading Policy

Adopted: March 1, 2015

Revised: February 1, 2023

Table of Contents

1.	Purpose	2

2.	Persons Subject to the Policy	2

3.	Transactions Subject to the Policy	2

4.	Individual Responsibility	2

5.	Administration of the Policy	2

6.	Principal Statement of Policy	2

7.	Definition of Material Nonpublic Information	3

8.	Transactions by Family Members and Others	4

9.	Transactions Under Company Plans	4

10.	Transactions Not Involving a Purchase or Sale	4

11.	Special and Prohibited Transactions	4

12.	Additional Procedures	5

13.	Rule 10b5-1 Plans	7

14.	Post-Termination Transactions	7

15.	Consequences of Violations	7

16.	Reporting of Violations	7

17.	Company Assistance	8

18.	Certification	8

Appendix 12(b) General Description of the Trading Window Group	9
Appendix 13 Guidelines for Rule 10b5-1 Plans	10

For purposes of this Policy:

“General Counsel” shall mean Lewis A. Steverson.

“Lead Securities Attorney” shall mean Linda E. Jolly.

“Executive Officers” shall mean Section 16 reporting officers of the Company.

1.	Purpose

This Insider Trading Policy (the “Policy”) states policy with respect to transactions in the securities of Corning Incorporated (the “Company”), and the handling of confidential information about the Company and other companies with which the Company does business. The Company has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material non-public information (“MNPI”) about a company from (i) trading in securities of that company, or (ii) providing MNPI to other persons who may trade on the basis of that information.

2.	Persons Subject to the Policy

This Policy applies to all members of the Company’s Board of Directors (each a “Board Member”), and to all officers and employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to MNPI. With respect to a person covered by this Policy, the Policy also applies to their family members, other members of their household, and entities controlled by them, as described below.

3.	Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, notes, convertible debentures and warrants. In addition, the Policy applies to derivative securities that are not issued by the Company but which relate to Company Securities, such as exchange-traded put or call options or swaps. The Policy similarly applies to transactions in or relating to the securities of certain other companies with which the Company does business.

4.	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of MNPI. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company, the General Counsel, the Lead Securities Attorney or any other employee or Board Member pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below under the heading “Consequences of Violations.”

5.	Administration of the Policy

a.    Compliance Officer. The General Counsel shall serve as the “Compliance Officer” for the purposes of this Policy. The General Counsel may delegate authority to administer the Policy. All determinations and interpretations by the General Counsel or Lead Securities Attorney shall be final and not subject to further review.

b.    Policy Distribution. This Policy is made available to all employees upon commencement of employment and will be continually available to employees on the Company’s intranet site.

6.	Principal Statement of Policy

a.    Trading in Company Securities and Disclosure of Non-public Information. It is the policy of the Company that no Board Member, officer or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of MNPI relating to the Company may, directly or indirectly through family members or other persons or entities:

i.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale”;

ii.	Recommend the purchase or sale of any Company Securities;

iii.

Disclose MNPI to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection and disclosure of information regarding the Company (“Tipping”); or

iv.	Assist anyone engaged in the above activities.

b.    Trading in Securities of Other Companies. In addition, it is the policy of the Company that no Board Member, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of MNPI about a company with which the Company does or intends to do business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

c.    No Exceptions. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.	Definition of MNPI

a.    Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to impact the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Operating or financial results or projections, including earnings guidance;
•	Corporate transactions, such as mergers, acquisitions or restructurings;
•	Dividend, share repurchase or recapitalization matters;
•	Debt or equity financing matters;
•	Regulatory matters;
•	A change in the Board of Directors or senior management;
•	A change in auditors or disagreements with the auditor
•	Impending bankruptcy or the existence of severe liquidity problems;
•	The imposition of a ban on trading in Company Securities or other securities; and
•	Developments in significant projects.

b.    When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, or public disclosure documents filed with the United States Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the first business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday morning, you should not trade in Company Securities until Tuesday morning. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific MNPI.

8.	Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

9.	Transactions Under Company Plans

This Policy does not apply in the case of the following transactions (although these transactions may nevertheless be subject to the requirements of Section 16 of the Securities Exchange Act of 1934 applicable to Board Members and executive officers):

a.    Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock upon the exercise of the option or as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

c.    401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to any Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of any Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of any Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any Company stock fund.

d.    Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

10.	Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or Board Member is aware of MNPI, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur outside an Open Trading Window (as defined in Section 12). Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

11.	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

a.    Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, all persons subject to this Policy who purchase Company Securities in the open market are discouraged from selling any Company Securities of the same class during the six months following the purchase (or vice versa). Furthermore, such short-term trading by Board Members or executive officers (as defined by Rule 16a-1) may result in short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934.

b.    Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. Furthermore, Section 16(c) of the Exchange Act prohibits Board Members and executive officers (as defined by Rule 16a-1) from engaging in short sales.  (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

c.    Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Board Member, officer or employee is trading based on MNPI and focus a Board Member’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

d.    Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Board Member, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Board Member, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, Board Members, officers, and employees are prohibited from engaging in any such transactions.

e.    Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of MNPI or otherwise is not permitted to trade in Company Securities, Board Members, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

f.    Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Board Member, officer or other employee is in possession of MNPI. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

12.	Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

a.    Pre-Clearance Procedures. The persons designated by the Board of Directors or the General Counsel as being subject to the pre-clearance procedures set forth in this subparagraph 13(a), as well as the Family Members of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Lead Securities Attorney. The persons so designated will be notified by the Lead Securities Attorney and, in general, will be the Board Members and executive officers of the Company who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934. The Lead Securities Attorney is under no obligation to approve a transaction submitted for pre- clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, and then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the Company, and should describe fully those circumstances to the Lead Securities Attorney. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions (e.g., an open market sale would be “opposite” any open market purchase, and vice versa) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Pre-cleared transactions should be effected promptly. Requestors are encouraged, but not required, to refresh the request for pre-clearance if a pre-cleared transaction is not effected within five (5) business days after pre-clearance is received.

Persons subject to this pre-clearance requirement must immediately notify the Lead Securities Attorney following the execution of any transaction, in order to allow for timely filing on their behalf of Form 4 under the Securities Exchange Act of 1934. The time for timely filing Form 4 is short (currently two business days) and begins to run upon execution of a reportable transaction, not from the later settlement date.

b.    Quarterly Trading Restrictions for the Trading Window Group. The persons designated by the General Counsel as subject to the restrictions of this Paragraph 12(b) (the “Trading Window Group”), as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) except during an Open Trading Window, generally beginning on the first business day following the day of public release of the Company’s quarterly earnings and ending on the day that is 10 days before the end of each quarter. The Lead Securities Attorney or his/her designee will notify the Trading Window Group of the opening and closing of the trading window. The persons so designated will be notified by the Lead Securities Attorney and, in general, will be those persons described in Appendix 12(b) to this Policy.

c.    Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few Board Members, officers, and/or employees. So long as the event remains material and non-public, the persons designated by the General Counsel may not trade Company Securities. In addition, material developments impacting the Company may occur in a particular fiscal quarter that, in the judgment of the General Counsel, make it advisable that designated persons should refrain from trading in Company Securities even during the ordinary Open Trading Window described above. In that situation, the Lead Securities Attorney may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or closing of the Open Trading Window will be announced to the Trading Window Group but will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you may not trade while aware of MNPI. Exceptions will not be granted during an event-specific trading restriction period.

d.	Exceptions.

i.

The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale,” nor do they apply to an election to participate in an employer plan during an open enrollment period.

ii.

The requirement for pre-clearance, the quarterly trading restrictions and event- driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

iii.

The General Counsel in his/her discretion may approve other or further exceptions to these requirements on a case-by-case basis in extraordinary circumstances. Any request for an exception pursuant to this paragraph must be submitted in advance and in writing, and any approval must be in writing.

13.	Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Lead Securities Attorney and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which are set forth in Appendix 13 to this Policy. To ensure that a Rule 10b5- 1 Plan is entered into at a time when the person entering into the plan is not aware of MNPI, it must be entered into during an Open Trading Window. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must specify the amount, pricing and timing of transactions in advance.

Any Rule 10b5-1 Plan must be submitted for approval at least five (5) business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

14.	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above and applicable to Board Members and certain executives will continue to apply for a period of six (6) months after a termination of service, in order to facilitate compliance with Section 16 of the Securities Exchange Act.

15.	Consequences of Violations

The purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are prosecuted vigorously by the SEC, the U.S. Department of Justice and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

16.	Reporting of Violations

Any person who violates this Policy or any federal or state law governing insider trading or tipping, or who knows of or reasonably suspects any such violation by another person, should report the matter immediately to the General Counsel or Lead Securities Attorney. Employees are obligated to report suspected and actual violations of Company policy or the law. Doing so brings the concern into the open so that it can be resolved quickly and more serious harm can be prevented. Failure to do so could result in disciplinary action up to and including termination of employment.

17.	Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel or Lead Securities Attorney.

18.	Certification

All persons subject to this Policy must certify, and from time to time may be required to re- certify, their understanding of, and intent to comply with, this Policy.

Appendix 12(b)

General Description of the Trading Window Group

Board Members * Executive Officers* All other Officers

Members of the Disclosure Committee

Any other person designated by the General Counsel from time to time

Administrative Assistants to:

o	Officers
o	Any other person designated by the General Counsel from time to time

Members of the Trading Window Group will be notified of their inclusion and will be notified via e- mail of the opening and closing of the trading window.

* Also subject to pre-clearance procedures.

Appendix 13

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to our Insider Trading Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must specify the amount, pricing and timing of transactions in advance. If Board Members and Executive Officers of the Company enter into a Rule 10b5-1 Plan, certain details of such plan must be disclosed in the Company’s quarterly filings in accordance with SEC rules.

As specified in the Company's Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Lead Securities Attorney and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five (5) business days prior to the entry into the Rule 10b5-1 Plan. Once a 10b-5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•	You may not enter into or modify a trading program outside of an Open Trading Window (as defined in the Insider Trading Policy) or while in possession of MNPI.

•	All Rule 10b5-1 Plans must have duration of at least six (6) months and no more than two (2) years.

•	If a Rule 10b5-1 Plan is terminated, you must wait at least thirty (30) days before trading outside of the Rule 10b5-1 Plan.

•	If a Rule 10b5-1 Plan is terminated, you must wait at least six (6) months before a new Rule 10b5-1 Plan may be adopted.

•

If you are a Board Member or Executive Officer, you may not commence sales under a Rule 10b5-1 Plan until the later of (1) 90 days after the adoption of the Rule 10b5-1 Plan or (2) two business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K relating to the fiscal quarter in which the plan was adopted, subject to a maximum cooling-off period of 120 days after adoption of the Rule 10b5-1 Plan. For employees other than Executive Officers, you may not commence sales under a Rule 10b5-1 Plan for at least thirty (30) days following the adoption of the plan. Any modification to the amount, price or timing of the purchase or sale of securities (including modifications to written formulas or algorithms, or computer programs affecting the same) underlying a Rule 10b5-1 Plan will trigger a new cooling-off period as stated above.

•

If you are a Board Member or Executive Officer, your Rule 10b5-1 Plan must include a certification by you that at the time of the adoption (or modification) of the plan (1) you are not aware of any MNPI about the Company or its securities and (2) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Exchange Act Rule 10b-5.

•	You may not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect.

•	You may not enter into multiple overlapping Rule 10b5-1 Plans at the same time.

•

You may only rely on Rule 10b5-1’s affirmative defense against insider trading for a “single-trade plan” once during any 12-month period. A “single-trade plan” is a Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities in a single transaction.

•	You must use Corning Incorporated’s equity administrator as the administrator of your Rule 10b5-1 Plan.

The approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates a person’s obligations under Section 16 of the Exchange Act, including disclosure obligations and liability for short-swing profits. Persons subject to Section 16 of the Exchange Act should consult with their own counsel in implementing a Rule 10b5-1.